Exhibit 99.1

BBX Capital Corporation

Corporate Overview

BBX Capital, a New York Stock Exchange listed company (NYSE: BBX),  is involved in the acquisition, ownership and management of, and joint ventures and investments in real estate and real estate development projects as well as investments and management of middle market operating businesses. In addition, BBX Capital owns a 46% indirect interest in Bluegreen Corporation, a vacation ownership company with more than 60 owned or managed resorts, 225,000 owners of vacation ownership interests and 4,700 employees.  BFC Financial Corporation, BBX Capital’s majority shareholder, owns the remaining 54% interest in Bluegreen Corporation.

But that only tells you what we do rather than who we are.

First, our culture is entrepreneurial.  Our objective is to make portfolio investments based on the fundamentals:  quality real estate, the right operating companies and partnering with good people.

Second, our goal is to increase value over time as opposed to focusing on quarterly or yearly earnings. Since we expect our investments to be longer term, we anticipate and are willing to accept that our earnings are likely to be uneven.  While capital markets generally encourage short term goals, our objective is long term growth as measured by increases in book value per share over time.

We believe our growth will come from our real estate investments and developments, and our operating companies.  Our investment decisions will be based on opportunities for long term value creation as opposed to short term earnings.

While BBX Capital is a new name, our family of companies date back more than forty years and our management team has a long history of entrepreneurship.

OUR BEGINNINGS

1972 – 1984

BFC Financial Corporation

(BBX Capital’s Parent, which owns 52% of BBX Capital)

In 1972, we began a series of public and private limited partnerships which raised in excess of $200 million and purchased real estate throughout the Southeast. In all, more than 25 partnerships were created to purchase and own apartments, shopping centers, office buildings and warehouses. In 1978,  a number of these entities consolidated to become BFC Financial Corporation (OTCQB: BFCF).

In 1984, BFC Financial purchased its initial stake in BankAtlantic and in 1987 received regulatory approval to hold a controlling interest in BankAtlantic.   At the time of the formation of BankAtlantic Bancorp in 1994 as the holding company for BankAtlantic, BFC Financial was BankAtlantic Bancorp's largest and controlling shareholder. BankAtlantic Bancorp changed its name to BBX Capital in 2012 following the sale of BankAtlantic.  Today, BFC Financial owns 52% of BBX Capital and is deemed to be its parent company.

1984 – 2007

BankAtlantic

Prior to its sale, BankAtlantic operated as a wholly owned subsidiary of BankAtlantic Bancorp. BankAtlantic was considered by many as one of the best and largest banking franchises headquartered in Florida. Among many strategies launched was our "Florida's Most Convenient Bank" branding, redefining "Bankers Hours" by bringing Seven-Day-Banking to Florida and pioneering Totally Free Checking.  As evidence of its acceptance by its customers and the market, in August 2010 BankAtlantic was ranked highest in customer satisfaction in Florida by J.D. Power and Associates. BankAtlantic, which was formed as a savings and loan in 1952, grew from a small local Fort Lauderdale institution into, at its peak, one of the largest Florida based banks with more than $6.5 billion in assets, 100 branches, 2,800 employees and more than a half million customers.

Exhibit 99.1

BankAtlantic Bancorp, in addition to its ownership of BankAtlantic, also acquired ownership of Ryan Beck & Co., a brokerage and investment banking firm with 1,000 investment professionals, Levitt & Sons, previously known as the builder of Levittown and America’s oldest homebuilder, and Core Communities, the developer of the planned communities of St. Lucie West and Tradition, Florida consisting of more than10,000 plus acre.

2007 – 2012

The Great Recession

Like all financial institutions in the U.S., BankAtlantic was adversely impacted by the recession and the banking and real estate crisis.  Throughout the economic collapse, our goal was to remain focused on "credit, capital and our core operating income" even while we were taking write downs and losses based on declining values in our lending portfolios.   By cutting expenses, raising capital, improving core operating earnings and managing the size of our balance sheet, BankAtlantic’s capital at all times remained above regulatory capital requirements. In the end, we believe it was this sharply focused strategy that allowed us to not only survive, but to provide significant value for our shareholders upon the sale of BankAtlantic.

2012

Sale of BankAtlantic to BB&T Corporation

In 2012, it became evident that the value of BankAtlantic's written down and nonperforming assets were ultimately potentially greater than the BankAtlantic franchise as a whole and that it was becoming increasingly difficult to continue to hold these assets.   Regulators during this period were pressuring banks to quickly liquidate nonperforming asset portfolios, even at substantial losses.  Further, while we recognized the opportunities in the nonperforming asset portfolio, potential bank acquirers viewed these assets as toxic assets attached to an otherwise wonderful banking franchise. With this in mind, we structured a unique and novel transaction by creating a "good bank"  (the traditional banking franchise of low cost deposits and performing loans) and a “bad bank" (the nonperforming assets). We determined that a bank acquirer would be interested in purchasing one of the best banking franchises in the State of Florida if they did not have to acquire nonperforming assets in the transaction.   We believed that this structure could maximize the sale price of the bank and let us retain the nonperforming assets, which we believed would have substantial upside value in a recovering economic environment.   In connection with our sale of BankAtlantic to BB&T, BankAtlantic Bancorp received one of the highest premiums that any bank had received during the five-year recession by retaining the “bad bank” and BB&T received a premier banking franchise by purchasing the "good bank”.

August 1, 2012 - December 31, 2013

BBX Capital

The sale to BB&T closed on July 31, 2012,  and BankAtlantic Bancorp changed its name to BBX Capital.  "BBX" had been BankAtlantic Bancorp's New York Stock Exchange ticker symbol. The day after the sale of BankAtlantic to BB&T, BBX Capital, a decade’s old company, was now in many ways a new “start-up” company with approximately $600 million in assets (including $327 million of nonperforming assets and $132 million of cash),  a net worth of approximately $255 million and $285 million of seven year debt owed to BB&T.  With the sale, we went from approximately 1,000 employees to 33 employees.

The majority of the BankAtlantic legacy assets retained by BBX Capital consisted of non-earning assets that do not generate income on a regular or predictable basis. Given the nature of these assets, revenues and earnings are largely only generated as the assets are monetized through loan repayments or transactions involving the sale, joint venture or development of real estate. Such transactions could also result in losses from time to time.

From the outset on August 1, 2012, BBX Capital's operating objectives have been to:

•	Generate a cash source to cover our ongoing overhead costs

•	Manage, service and monetize the legacy loan and foreclosed real estate portfolios

•	Actively encourage our borrowers to continue to repay their obligations

Exhibit 99.1

•	Repay our debt obligation to BB&T

•	Analyze the foreclosed real estate portfolio and categorize these assets into one of three categories:
A.	Available for sale
B.	Hold for capital appreciation
C.	Hold for development and /or joint venture development opportunities

•	Seek out and identify investment opportunities in real estate and in middle market operating companies

December 31, 2013

BBX Capital Moving Forward

Since the sale of BankAtlantic in July 2012, we have been repositioning our business and monetizing our legacy portfolios. We have pursued our goal of transitioning our legacy business into a growth business by repatriating funds and investing in new business opportunities.

While we have been actively monetizing BBX Capital’s assets, we have simultaneously been actively exploring and identifying investment opportunities in real estate as well as in middle market operating companies that we believe can benefit from our expertise and resources. In that regard, we have set up an operating subsidiary for real estate related investments, “BBX Capital Real Estate,” and an operating subsidiary for investments in operating companies, “BBX Capital Partners.”

Ultimately, all of our real estate activities, including the BankAtlantic legacy loan and foreclosed real estate portfolios, will fall under the umbrella of BBX Capital Real Estate.  As previously indicated, we are liquidating some legacy real estate while holding and managing others for capital appreciation and development.  We are also pursuing new real estate development opportunities, unrelated to the legacy portfolios.

Our goal is to diversify our platform so that a meaningful percentage of our assets and income will be derived from operating businesses. It is our objective that the investments and acquisitions by BBX Capital Partners will diversify our overall company risk profile and contribute more consistent cash flows and earnings over time.

Since the sale of BankAtlantic,  we:

•	Generated approximately $270 million in cash by the sale of or loan repayments from the retained legacy portfolio;

•	Reduced the outstanding BB&T obligation from its original $285 million to $68.5 million, more than five years ahead of schedule;

•

Purchased an indirect 46%  interest in Bluegreen Corporation, in connection with taking this previously NYSE listed company private (BFC continues to retain a  54%  indirect interest in Bluegreen). Bluegreen’s revenue during 2013 was approximately $519 million;

•	Ended 2013 with $43 million in cash;

•	Acquired three middle market operating companies;

•	Worked on joint venture real estate developments in single family housing, apartments, commercial retail and office; and

•	Filed applications to rezone and obtain entitlements on a number of land parcels for future development or sale.

To date, our investments have been made with BBX Capital’s funds; however, in the future we may raise funds from third party investors.

We are very pleased and excited about our progress to date. While it will take some time for our investments to mature and produce tangible results, we believe that the steps we have taken and the investments we have made will produce the

Exhibit 99.1

long term values we are hoping to achieve.    While earnings may be sporadic with losses occurring from time to time,  our goal is to produce meaningful increases in our earnings and book value per share over time.

Forward Looking Statement

This document contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and include (but are not limited to) words or phrases such as “plans,” “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The forward looking statements in this document are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties.    We can give no assurance that our expectations will prove to be correct or that we will be successful in achieving long-term growth and profitability. Future results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. These risks and uncertainties include, but are not limited to the impact of economic, competitive and other factors affecting the Company and its subsidiaries and assets, including the impact of decreases in real estate values or sustained high unemployment rates on our business generally, the ability of our borrowers to service their obligations and the value of collateral securing our loans; credit risks and loan losses, and the related sufficiency of the allowance for loan losses, including the impact of the economy and real estate market values on our assets and the credit quality of our loans; the risk that loan losses will continue and the risks of additional charge-offs, impairments and required increases in our allowance for loan losses; the impact of and expenses associated with litigation including but not limited to litigation brought by the SEC; adverse conditions in the stock market, the public debt market and other financial and credit markets and the impact of such conditions on our activities; risk that the legacy BankAtlantic assets retained by the Company in connection with the sale of BankAtlantic may not be monetized at the values currently ascribed to them and the risks associated with the impact of periodic valuation of our assets for impairment. Past performance and perceived trends may not be indicative of future results and not all of our past activities have been described, some of which were not successful and resulted in losses.  In addition, this document contains forward looking statements relating to the Company’s ability to successfully implement its currently anticipated business plans, which may not be realized as anticipated, if at all,  and that the Company’s anticipated investments in real estate developments, real estate joint ventures and operating businesses may not achieve the returns anticipated or may not be profitable, including the Company’s investment in Woodbridge (through which the Company owns its interest in Bluegreen) and its acquisition of the Hoffman’s and Williams & Bennett chocolate businesses and the acquisition of Renin Corp. The Company’s investments in real estate developments, either directly or through joint ventures, will increase  exposure to downturns in the real estate and housing markets and expose us to risks associated with real estate development activities, including that we may not be successful in expanding the entitlements associated with some of our properties, and the risk that our joint venture partners may not fulfill their obligations  The Company’s investment in Woodbridge, which owns Bluegreen Corporation, exposes the Company to risks inherent in the time-share industry, which risks are identified in BFC’s Annual Report on Form 10-K filed on March 17, 2014  with the SEC and available on the SEC’s website www.sec.gov.  The Company’s acquisition of Hoffman’s and Williams & Bennett and Renin Corp. exposes us to the risks of these businesses, which in the case of Renin includes foreign currency exchange risk of the U.S. dollar compared to the Canadian dollar and Great Britain Pound, as well as the risk that the integration of any or all of these operating businesses may not be completed effectively or on a timely basis, and that the Company may not realize any anticipated benefits or profits from the transactions. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in this Annual Report on Form 10-K, including Item 1A. Risk Factors.  The Company cautions that the foregoing factors are not exclusive.  The information in this document is as of December 31, 2013 and we undertake no responsibility to update this information as of any later date.

Exhibit 99.1

This Exhibit provides financial and other information regarding our assets, including our BankAtlantic legacy portfolio of loans and foreclosed real estate, our investment in Bluegreen, and our joint ventures and acquired operating businesses.  Please see our Annual Report on Form 10-K filed with the SEC on March 17, 2014 for more detailed information, financial information and risks relating to BBX Capital and its activities.

I.	Legacy Assets - Loans and Real Estate

Assets transferred to BBX Capital in connection with the consummation of the sale of BankAtlantic to BB&T Corporation (referred to as the “BB&T Transaction”) were primarily loans receivable, real estate held-for-sale and real estate held-for-investment (“Legacy Assets”).  These Legacy Assets are held by BBX Capital in entities referred to as CAM (Capital Asset Management), BBX Partners, and FAR (Florida Asset Resolution Group).

FAR was formed in connection with the BB&T Transaction when BankAtlantic contributed to FAR certain performing and non-performing loans, tax certificates and foreclosed real estate. BB&T Corporation will hold a 95% preferred interest in the net cash flows of FAR until such time as it has recovered $285 million in preference amount plus a priority return of LIBOR + 200 basis points per annum on any unpaid preference amount. At that time, BB&T Corporation’s interest in FAR will terminate, and the Company will thereafter be entitled to any and all residual proceeds from FAR. At December 31, 2013, BB&T Corporation’s preference amount had been reduced to $68.5 million.

A.	CAM and BBX Partners Loans

The composition of CAM and BBX Partners legacy loans was (in thousands):

	As of December 31, 2013			As of December 31, 2012
		Unpaid			Unpaid
		Principal	Carrying		Principal	Carrying
Loans held-for-investment:	Number	Balance	Amount	Number	Balance	Amount
Loans receivable:
Commercial non-real estate:
Accruing	-	$ -	$ -	1	$ 27	$ 27
Non-accruing (1)	3	5,107	3,331	3	3,922	3,362
Commercial real estate:
Residential
Accruing	-	-	-	-	-	-
Non-accruing	2	14,163	4,770	6	56,695	30,325
Other
Accruing	1	2,152	2,152	1	2,193	2,191
Non-accruing	2	12,914	6,756	5	23,475	15,459
Total loans held-for-investment	8	$ 34,336	$ 17,009	16	$ 86,312	$ 51,364
Loans held-for-sale:
Commercial real estate
Accruing	-	$ -	$ -	-	$ -	$ -
Non-accruing	-	-	-	4	25,876	4,696
Total loans held-for-sale	-	$ -	$ -	4	$ 25,876	$ 4,696

(1)  A loan was modified during 2013 to include two previously charged-off loans to the same borrower in the unpaid principal balance.

Exhibit 99.1

B.	CAM and BBX Partners Real Estate

CAM and BBX Partners obtained its real estate primarily through foreclosures,  settlements or deeds in lieu of foreclosure.

The composition of CAM and BBX Partners real estate was (in thousands):

	As of December 31, 2013		As of December 31, 2012
		Carrying		Carrying
	Number	Amount	Number	Amount
Real estate held-for-investment:
Land	13	$ 74,759	9	$ 36,141
Rental properties	2	15,705	-	-
Other	1	789	1	845
Total real estate held-for-investment	16	$ 91,253	10	$ 36,986

Real estate held-for-sale:
Land	10	$ 10,307	11	$ 16,268
Rental properties	-	-	3	6,298
Residential single-family	-	-	1	252
Other	-	-	2	1,249
Total real estate held-for-sale	10	$ 10,307	17	$ 24,067

Exhibit 99.1

C.	FAR Loans

The composition of FAR’s legacy loans was (in thousands):

	As of December 31, 2013			As of December 31, 2012
		Unpaid			Unpaid
		Principal	Carrying		Principal	Carrying
Loans held-for-investment:	Number	Balance	Amount	Number	Balance	Amount
Loans receivable:
Commercial non-real estate:
Accruing	-	$ -	$ -	2	$ 8,617	$ 8,617
Non-accruing	-	-	-	-	-	-
Commercial real estate:
Residential
Accruing	1	997	997	2	1,587	1,587
Non-accruing	2	6,365	6,365	10	62,644	30,612
Other
Accruing	6	14,248	14,248	16	70,318	70,318
Non-accruing	8	45,743	27,649	14	99,614	63,555
Consumer
Accruing	62	5,646	5,646	94	9,048	9,048
Non-accruing	43	5,846	2,972	89	12,310	7,859
Residential:
Accruing	-	-	-	59	12,578	10,175
Non-accruing	2	189	53	302	72,839	44,622
Total loans held-for-investment	124	$ 79,034	$ 57,930	588	$ 349,555	$ 246,393
Loans held-for-sale:
Commercial real estate
Accruing	-	$ -	$ -	-	$ -	$ -
Non-accruing	-	-	-	2	1,937	1,269
Consumer
Accruing	15	2,044	1,494	-	-	-
Non-accruing	31	4,135	2,682	-	-	-
Residential
Accruing	34	4,912	3,945	-	-	-
Non-accruing	255	58,603	34,278	-	-	-
Small business
Accruing	52	10,320	8,170	79	16,512	15,370
Non-accruing	17	4,204	3,277	18	4,389	3,413
Total loans held-for-sale	404	$ 84,218	$ 53,846	99	$ 22,838	$ 20,052
D.	7

Exhibit 99.1

FAR Real Estate

The composition of FAR’s foreclosed real estate was (in thousands):

	As of December 31, 2013		As of December 31, 2012
		Carrying		Carrying
	Number	Amount	Number	Amount
Real estate held-for-investment:
Land	3	$ 4,323	1	$ 427
Rental properties	1	11,186	-	-
Total real estate held-for-investment	4	$ 15,509	1	$ 427

Real estate held-for-sale:
Land	8	$ 7,961	3	$ 1,593
Rental properties	3	6,168	7	12,778
Residential single-family	50	6,828	89	7,199
Other	2	2,707	-	-
Total real estate held-for-sale	63	$ 23,664	99	$ 21,570

Exhibit 99.1

II     BBX Capital Real Estate Activities

Ultimately, all of our real estate activities, including the BankAtlantic legacy loan and foreclosed real estate portfolios, will fall under the umbrella of BBX Capital Real Estate.  As previously indicated, we are liquidating some legacy real estate while holding and managing others for capital appreciation and development.  We are also pursuing new real estate development opportunities, unrelated to the legacy portfolios.

BBX Capital, through its wholly-owned subsidiary, BBX Capital Real Estate, is actively engaged in real estate development activities involving real estate obtained through foreclosure and real estate purchased from third parties, including land entitlement activities, property renovations, negotiating sales of a portion of the real estate, and pursuing joint venture opportunities involving the contribution of these properties to joint ventures or potential cash investments in joint ventures.

The following joint venture project has commenced development:

Kendall Commons

In March 2013, BBX Capital sold land acquired through a deed in lieu of foreclosure to Altman Development (“Altman”), a third party real estate developer, for net proceeds of $8.0 million.  Altman contributed the land to a joint venture to develop the property as a multifamily rental development of 12 3-story apartment buildings, one mixed-use building and 1 clubhouse totaling  321 apartment units, and  BBX Capital then invested $1.3 million of cash in the joint venture project as one of a number of investors. The development is currently under construction and scheduled to begin leasing during the third quarter of 2014.  BBX Capital is entitled to receive 13% of the joint venture distributions until a 15% internal rate of return has been attained and then BBX Capital will be entitled to receive 9.75% of any joint venture distributions thereafter.

The following are development projects currently in the planning stages for real estate held-for-investment included in the CAM and BBX Partners Real Estate table in Section I.B of this exhibit.

(1)	Gardens at Millenia

Gardens at Millenia consists of 37 acres of land located in the commercial center of Orlando Florida with a carrying value of $11.2 million as of December 31, 2013.   This site is currently in the planning process and the final size and density of the project is subject to governmental approvals and other conditions.

The proposed plans for 26 acres of this site include a 300,000 square foot retail shopping center with multiple big-box and in-line tenants as well as 4 outparcel retail pads.  BBX Capital is currently in discussions with a potential joint venture partner to develop a portion of the 26 acre parcel.  Current plans for the remaining 11 acres of this site include 9 buildings of rental apartments totaling approximately 280 units, a clubhouse, lakeside pavilion, lakeside running trail, and a dog park.  BBX Capital is in discussions with a potential joint venture partner to develop the 11 acre parcel.

(2)	Hialeah Communities

Hialeah Communities consists of 114 acres of land located in Hialeah, Florida with a carrying value of $30.7 million as of December 31, 2013.  This site is currently in the final stages of master planning to divide the property into three parcels and remains subject to receipt of governmental approvals.   The anticipated plans for the three parcels include the following:

A  50 acre parcel is currently planned to include approximately 340 single-family homes, a clubhouse, park, and lake. We anticipate partnering with a third party developer to develop this parcel.

Exhibit 99.1

We currently plan to seek entitlements on another 50 acre parcel to include approximately 400 single-family homes.    We currently plan to sell this parcel to a third party developer.

Current plans for the remaining 14 acre parcel include 14 multifamily buildings totaling approximately 310 rental apartment units, a clubhouse, pool, and park.  We currently plan to  partner with a third party developer to develop this parcel.

(3)	North Flagler

BBX Capital entered into a joint venture with JRG USA pursuant to which  JRG USA has assigned a contract to purchase for $10.8 million a 4.5 acre parcel overlooking the Intracoastal Waterway in West Palm Beach Florida and BBX Capital invested $0.5 million of cash.  The joint venture is seeking to expand land entitlements and is currently working to amend the current zoning designation and increase the parcel’s unit density and height restrictions with a view to  increasing the value of the parcel.  BBX is entitled to receive 80%  of any joint venture distributions until it recovers its capital investment and then will be entitled to receive 70% of any joint venture distributions thereafter.   The entitlement process is estimated to be concluded in 2015.

BBX Capital also owns a 2.7 acre parcel located adjacent to the 4.5 acre parcel which is the subject of the contract held by the JRG USA joint venture.  The 2.7 acre parcel was acquired by BBX Capital through foreclosure and had a carrying value of $3.6 million as of December 31, 2013.  We believe that the value of this parcel will increase if the land entitlement changes on the 4.5 acre parcel proposed by the joint venture are approved by the municipality.

(4)	PGA

PGA is a mixed use property located in the city of Palm Beach Gardens, Florida consisting of rental properties and land with carrying values of $15.7 million and $3.6 million, respectively, as of December 31, 2013.  We believe this property presents a variety of development opportunities, including the following development opportunities, some of which are currently in the planning stages and subject to receipt of government approvals.

Retail/Office - A commercial property with three existing buildings consisting of 145,000 square feet of mainly furniture retail space which was purchased by BBX Capital in December 2013 for $6.1 million.  The property was substantially vacant at the date of acquisition.  Subsequent to the acquisition of the property, BBX entered into a joint venture with Stiles Development who acquired a  60% interest in the joint venture for $2.9 million in cash.  BBX Capital contributed the property, excluding certain residential development entitlements with an estimated value of $1.2 million, to the joint venture in exchange for $2.9 million in cash and the remaining 40% interest in the joint venture.  BBX Capital transferred the retained residential development entitlements to adjacent parcels owned by it in this PGA mixed use property.  The joint venture intends to seek governmental approvals to change the use of a portion of the property from retail to office and subsequently sell or lease the property.

Office- This mixed use property includes a 33,000 square foot commercial leased office building that is currently 56% occupied with an attached 428 space parking garage.  BBX Capital is currently seeking governmental approvals for a 140 room limited-service suite hotel, 5,000 square foot freestanding restaurant and a 50,000 square foot office building on a vacant tract of land adjacent to this office building.  We anticipate partnering with a third party developer for all or a portion of these components of the project.

Multi-family - Current plans for this 7-acre multifamily parcel include approximately 300 apartment units, a clubhouse and spa, and lakeside pavilion. We anticipate partnering with a third party developer to develop this parcel.

Exhibit 99.1

(5)	Village at Victoria Park

Village at Victoria Park consists of 2 acres of vacant land located near downtown Fort Lauderdale, Florida with a carrying value of $0.9 million as of December 31, 2013. BBX Capital has entered into a joint venture agreement with New Urban Communities to develop the project as 30 single-family homes.  The project is a 50% joint venture, with New Urban Communities serving as the developer and manager.  New Urban Communities and BBX Capital intend to each contribute $750,000 to the joint venture as an initial capital contribution.  The joint venture is currently in negotiations with financial institutions to obtain financing to purchase the 2 acres of land from BBX Capital for $3.6 million.  The sales proceeds to be received by BBX Capital from the joint venture are anticipated to consist of $2.0 million in cash and a $1.6 million promissory note secured by a junior lien on the parcel.     The project is currently scheduled to commence construction and sales in the 2nd quarter of 2014.   Closings are projected to begin by the third quarter of 2015.

Exhibit 99.1

III BBX Capital Partners - Investment and Acquisitions

Our goal is to diversify our platform so that a meaningful percentage of our assets and income will be derived from operating businesses. It is our objective that the investments and acquisitions by BBX Capital Partners will diversify our overall company risk profile and contribute more consistent cash flows and earnings over time.

Investment in Bluegreen

On April 2, 2013, BBX Capital acquired a 46% interest in Woodbridge Holdings, LLC (“Woodbridge”).  BFC Financial Corporation owns the remaining 54% of Woodbridge.  Woodbridge’s principal asset is its 100% ownership of Bluegreen Corporation (“Bluegreen”).  Bluegreen is a sales, marketing and management company focused on the vacation ownership industry. Bluegreen markets, sells and manages vacation ownership interests (“VOIs”) in resorts, which are generally located in popular, high-volume, “drive-to” vacation destinations, and were either developed or acquired by Bluegreen or developed and owned by others, in which case Bluegreen earns fees for providing these services.

Bluegreen operates today with more than 60 owned or managed resorts, 225,000 owners of VOIs and 4,700 employees. In 2013, Bluegreen paid cash dividends of $47.0 million to Woodbridge and Woodbridge in turn, after expenses, paid $44.3 million of cash dividends in 2013 to BBX Capital (46%) and BFC Financial (54%).

The condensed Statement of Financial Condition of Woodbridge, including Bluegreen, as of December 31, 2013 is as follows (in thousands):

December 31,
2013
Assets
Cash and restricted cash	$224,104
Notes receivable, net	467,319
Inventory of real estate	204,256
Intangible assets	64,142
Other assets	126,494
Total assets	$1,086,315
Liabilities and Equity
Accounts payable, accrued liabilities and other	$193,682
Notes payable	537,500
Junior subordinated debentures	147,431
Total liabilities	878,613
Total Woodbridge members' equity	169,981
Noncontrolling interest	37,721
Total equity	207,702
Total liabilities and equity	$1,086,315

Exhibit 99.1

The condensed Statement of operations of Woodbridge, including Bluegreen, from the date of BBX Capital’s investment (April 2, 2013) through December 31, 2013 is as follows (in thousands):

From
Inception (April 2, 2013) through
December 31, 2013
Total revenues	$ 399,708
Total costs and expenses	341,938
Other income	209
Income from continuing operations before taxes	57,979
Provision for income taxes	(18,409)
Income from continuing operations	39,570
Discontinued operations:
(Loss) income from discontinued operations, net of tax	(332)
Net income	39,238
Net income attributable to noncontrolling interest	(9,974)
Net income attributable to Woodbridge	$29,264

 Acquisitions of operating businesses

Renin Corp. Acquisition

In October 2013, Renin Holdings, LLC (“Renin”), a newly formed joint venture entity owned 81% by BBX Capital and 19% be BFC Financial Corporation, acquired substantially all of the assets and certain liabilities of Renin Corp.  Renin is a manufacturer of interior and closet doors, wall décor, associated systems and hardware and fabricated glass products through a portfolio of brand name and private label offerings including Erias, DSH, Acme, KingStar, TRUporte, Ramtrack and JJ Home Products. With facilities in Canada, the U.S. and the U.K., Renin services its broad distribution channels including big box building and home improvement supply retailers, home centers, distributors, other building supply manufacturers, volume builders and specialty retailers throughout North America and other markets, including the U.K. Renin Corp. invented the mirror closet door 50 years ago and has been supplying innovative and quality products around the world ever since.  Renin’s business had revenues of approximately $65.6 million during the year ended December 31, 2013.

Exhibit 99.1

Chocolate and Confections Business Acquisitions

In December 2013, BBX Sweet Holdings, a wholly-owned subsidiary of BBX Capital, acquired the Hoffman’s Chocolates business and in January 2014 it acquired Williams & Bennett.  A description of these businesses follows:

A.	Hoffman's Chocolates

Headquartered in Lake Worth, Florida, Hoffman’s Chocolates is a manufacturer of gourmet chocolates, with several retail locations throughout South Florida. Each of Hoffman’s confections is hand made. Its product line includes over 70 varieties of confections, which are available via its retail and online distribution channels, direct shipping throughout the U.S., and at retail locations nationwide. In addition to Kosher O-U chocolates, Boca Bons and Good Fortune cookies, notable Hoffman’s confections include the “Snoodle,” Pecan Carmel “Jitterbugs,” the Hoffman’s Holiday Wonderland, and products such as gift baskets and chocolate covered pretzels.    Established in 1975, Hoffman’s had revenues of approximately $4.3 million for the year ended December 31, 2013.

B.	Williams & Bennett

Headquartered in Boynton Beach, Florida, Williams & Bennett sells chocolate products and confections through distribution channels serving boutique retailers, big box chains, department stores, national resort properties, corporate customers, and private label brands. Since 1992, Williams & Bennett has developed a reputation of branded chocolate drenched products including Belgian chocolate drenched Oreo Cookies, Bavarian pretzels, Nutter Butter Cookies, Marshmallows, Graham Crackers and other confectionary products. Williams & Bennett offers these chocolate creations in distinctive collectable packaging for all occasions.  Williams & Bennett had revenues of approximately $4.8 million for the year ended December 31, 2013.